EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Larry Thede	Andrea Lashnits
Quovadx, Inc.	Quovadx, Inc.
720-554-1346	720-554-1246
larry.thede@quovadx.com	andrea.lashnits@quovadx.com

QUOVADX ANNOUNCES CHANGE IN EXECUTIVE SALES POSITION FOR
ITS ENTERPRISE APPLICATION DIVISION

ENGLEWOOD, CO, May 14, 2004 — Quovadx, Inc. (Nasdaq: QVDXE), a global platform software and vertical solutions company, today announced that Afshin Cangarlu will assume the responsibilities of executive vice president (EVP) of sales of the Enterprise Software Application division, effective immediately. Cangarlu will assume the role of EVP of sales in addition to his current responsibilities as EVP and president of the Enterprise division. Cangarlu will replace David Nesvisky as EVP of sales, who was terminated on May 14, 2004.

Cangarlu has been with the company since 2000 and has held a number of senior management positions since that time. As EVP and president of the Enterprise division, Cangarlu has responsibility for service engagements and strategic direction of the sales organization, but will now also oversee software sales, customer contract negotiations and will interface directly with clients. Prior to joining Quovadx, Cangarlu was the chief information officer and director of application development for DreamWorks SKG Information Technology.

Since the appointment of the company’s new acting CEO and CFO in April of 2004, Quovadx and its outside auditors have been undertaking a general review of the company’s past accounting practices, its first quarter contracts and of the circumstances leading to the restatement of its 2003 financial results. This review is ongoing. In connection with this review, the newly appointed leadership team and the board of directors of Quovadx today announced that Mr. Nesvisky has been terminated, effective immediately.

On April 12, 2004 the company announced that it had severed relations with its former president and CEO Lorine Sweeney and CFO Gary Scherping. Today, Quovadx announced that it has discontinued further severance payments to these former executives and has demanded the return of severance payments already paid to them under their severance agreements, and the return of prior compensation including bonuses. These changes are a result of the same internal review process.

About Quovadx, Inc.

Quovadx (Nasdaq: QVDX), a global software and services firm based in Englewood, Colorado, helps more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx Inc. is comprised of two primary divisions, the Rogue Wave Software division, which provides reusable software components and services that facilitate application development, and the Enterprise Application division, which offers vertically specific solutions to improve business processes and create value from existing systems. Quovadx serves companies in healthcare, financial services, telecommunications, the public sector, manufacturing, and life sciences. Quovadx operates internationally with more than 500 employees. For more information, please visit http://www.quovadx.com.

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